Exhibit 23(b)


             CONSENT OF L.P. MARTIN & COMPANY, INDEPENDENT AUDITORS

We consent to the reference of our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 33-64275) and related Prospectus of United Dominion Realty Trust, Inc. for the registration of debt securities, preferred stock, and common stock with a proposed maximum aggregate offering price of $462,312,500 and to the incorporation by reference therein of
(a) our reports dated May 24, 1995 with respect to the combined statement of rental operations of Brittingham Square Apartments, the Greens at Cedar Chase Apartments, The Greens at Cross Court Apartments, The Greens at Falls Run Apartments, The Greens at Hilton Run Apartments, the Greens at Hollymead Apartments, The Greens at Schumaker Pond Apartments, The Greens at Constant Friendship Apartments and the Manor at England Run Apartments, included in United Dominion Realty Trust's Current Report on form 8-K dated June 30, 1995 for the year ended December 31, 1994, filed with the Securities and Exchange Commission and (b) our report dated November 21, 1995, with respect to the statement of rental operations of Hunters Ridge at Walden Lake Apartments, our report dated December 5, 1995 with respect to the statement of rental operations of Marble Hill Apartments, our report dated December 6, 1995, with respect to the statement of rental operations of Mallards of Wedgewood Apartments, and our report dated December 7, 1995, with respect to the statement of rental operations of Andover Place Apartments, included in United Dominion Realty Trust's Current Report on Form 8-K dated December 28, 1995 for the year ended December 31, 1994, filed with the Securities and Exchange Commission.

                                               /s/ L.P. MARTIN & COMPANY

L.P. Martin & Company, P.C.
Certified Public Accountants
Richmond, Virginia
April 19, 1996